EXHIBIT 99.1

Upexi Implements Re:Amaze Artificial Intelligence (AI) Tool to Enhance Online Experience for its Customers

Clearwater, FL, July 27, 2023 (ACCESSWIRE) – Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer brand owner and innovator in aggregation, today announced the integration of a state-of-the-art artificial intelligence (AI) tool from Re:amaze, a Go Daddy Brand, into its customer support system. This strategic move aims to enhance the overall online customer experience across all brands and provide seamless, efficient, and personalized assistance to its valued customers.

The adoption of Re:amaze's AI tool marks another milestone for Upexi as it reinforces the Company's commitment to staying at the forefront of technological advancements and delivering unparalleled customer service. By leveraging the power of artificial intelligence, Upexi is poised to streamline customer interactions, reduce response times, lower costs, and offer round-the-clock support for its portfolio of brands.

Key benefits of Upexi’s implementation of Re:amaze's AI tool include:

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Smart Automation: The AI tool automates routine queries and tasks, enabling Upexi's support agents to focus on complex issues that require human intervention. This streamlines the support process, leading to faster resolutions and increased customer satisfaction.

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Personalized Assistance: With advanced natural language processing capabilities, the AI tool can understand and respond to customer queries with a high level of personalization, making customers feel valued and understood.

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Seamless Multi-Channel Support: Re:amaze's AI tool enables Upexi to provide consistent support across various communication channels, such as email, live chat, and social media. Customers can reach out through their preferred platforms, ensuring a smooth and frictionless experience.

-	24/7 Availability: Upexi's customers can now access support services around the clock, even during weekends and holidays, thanks to the AI tool's ability to handle inquiries at any time.

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Allan Marshall, CEO of Upexi, stated, "We are thrilled to integrate Re:amaze's AI tool into our customer support system. This move aligns perfectly with our customer-centric approach and dedication to providing top-notch service. By leveraging this advanced technology, we are confident in our ability to exceed customer expectations and build stronger, more lasting relationships with our customers. Over time, as we implement this technology, we will believe we will also drive higher basket sizes, more profitable consumer conversions and higher margins. We remain dedicated to continuously enhancing our online services, and the AI tool from Re:amaze is a testament to that vision.”

About Upexi, Inc.:

Upexi is a multifaceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

About GoDaddy.com

GoDaddy is the world’s largest services platform for entrepreneurs around the globe. We’re on a mission to empower our worldwide community of 20+ million customers — and entrepreneurs everywhere — by giving them all the help and tools they need to grow online. https://www.godaddy.com/

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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